Exhibit 23.4
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

LaRoche Petroleum Consultants, Ltd. consents to the incorporation by reference in this Registration Statement on Form S-3 of information contained in our reports, as of December 31, 2013, 2012 and 2011, setting forth the estimates of revenues from the oil and gas reserves of Quicksilver Resources Inc. and its subsidiaries appearing in the Annual Report on Form 10-K and Amendment No. 1 thereto of Quicksilver Resources Inc. for the year ended December 31, 2013. We further consent to the reference to us under the heading “Reserve Engineers” in the prospectus and any prospectus supplement that is part of this Registration Statement.

LaROCHE PETROLEUM CONSULTANTS, LTD.

By: /s/ Stephen W. Daniel
Stephen W. Daniel
Partner

Dallas, Texas
July 29, 2014